Exhibit 99.4

FOR IMMEDIATE RELEASE

Big Lots, Inc. Appoints Peter Hayes to Board of Directors

COLUMBUS, OH (December 10, 2008) – Big Lots (NYSE: BIG), the nation’s largest broadline closeout retailer, announced the appointment of Peter J. Hayes to the Company’s Board of Directors.  Hayes’ appointment fills a board position previously held by Sheldon M. Berman, a longstanding Board member with 14 years of service to the Company.

Commenting on today’s announcement, Chairman and CEO, Steve Fishman stated, “I want to thank Shel for his dedication and service to Big Lots and for his help in choosing his successor.  His integrity, commitment and thoughtful contributions have made him a valuable Board member over the years, and I wish him and his family the very best.”

“In Peter, we were able to recruit a respected industry veteran who understands the discount or value sector and the challenges of operating a large-scale retail enterprise,” said Fishman. “His energy, experience, and leadership will add tremendous value to our efforts, and we are delighted to welcome Peter to our board.”

Most recently, Hayes was the chief operating officer of Variety Wholesalers, Inc., a 500-store discount family apparel retail chain. He has over 35 years of senior management experience in the retail industry with companies such as Lemax Hong Kong LTD, Jan Bell Marketing, Family Dollar, Child World, and Gold Circle.

About Big Lots
Headquartered in Columbus, Ohio, Big Lots (NYSE: BIG) is a Fortune 500 company with more than 1,300 stores in 47 states. As the nation’s largest broadline closeout retailer, Big Lots offers consumers a wide range of bargain-priced merchandise, including brand-name closeouts, seasonal products, consumables, furniture, housewares, toys, and gifts.  The Company also sells merchandise via the internet at www.biglots.com and through its wholesale operations which are conducted through BIG LOTS WHOLESALE, CONSOLIDATED INTERNATIONAL, and WISCONSIN TOY and www.biglotswholesale.com.

Contact:  Timothy A. Johnson
Vice President, Strategic Planning and Investor Relations
614-278-6622